Ampligen Overview

COVID-19 and Cancer

April 2020

Forward-Looking Statements

Some of the statements included in this presentation may be forward-looking statements that involve a number of risks and uncertainties. Among other things, for those statements, we claim the protection of safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements set forth in this presentation speak only as of the date of this presentation. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. For example, significant additional testing and trials will be required to determine whether Ampligen will be effective in the treatment of COVID-19 in humans and no assurance can be given that it will be the case. Results obtained in animal models do not necessarily predict results in humans. Human clinical trials will be necessary to prove whether or not Ampligen will be efficacious in humans. No assurance can be given as to whether current or planned immuno-oncology clinical trials will be successful or yield favorable data and the trials are subject to many factors including lack of regulatory approval(s), lack of study drug, or a change in priorities at the institutions sponsoring other trials. In addition, initiation of planned clinical trials may not occur secondary to many factors including lack of regulatory approval(s) or lack of study drug. Even if these clinical trials are initiated, the Company cannot assure that the clinical studies will be successful or yield any useful data or require additional funding. Some of the world's largest pharmaceutical companies and medical institutions are racing to find a treatment for COVID-19. Even if Ampligen proves effective in combating the virus, no assurance can be given that our actions toward proving this will be given first priority or that another treatment that eventually proves capable will not make our efforts ultimately unproductive. We recognize that all cancer centers, like all medical facilities, must make the pandemic their priority. Therefore, there is the potential for delays in clinical trial enrollment and reporting in ongoing studies in cancer patients because of the COVID-19 medical emergency. No assurance can be given that future studies will not result in findings that are different from those reported in the studies referenced in the presentation. Operating in foreign countries carries with it a number of risks, including potential difficulties in enforcing intellectual property rights. We cannot assure that our potential foreign operations will not be adversely affected by these risks.

Please review the "Risk Factors" section in our latest annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. Company filings are available at www.aimimmuno.com. The information found on our website is not incorporated by reference into this presentation and is included for reference purposes only.

The COVID-19 Global Pandemic


NORTH AMERICA
North Atlantic Ocean
EUROPE
ASIA
AFRICA
SOUTH AMERICA
South Atlantic Ocean
Indian Ocean
AUSTRALIA

We heard the first bits of information in December 2019 – a few stories of people coming down with a flu-like illness. What started off small quickly became too big to contain. SARS-CoV-2 – the virus that causes the disease COVID-19 – spread to other countries around the globe. The United States saw its first case in the middle of January.

The disease is still spreading. And the problem is only expected to get worse before it can get better.

1,918,138 cases / 123,126 deaths

6.42% death rate

**WHO site data as of 04/14/20*
https://www.who.int/emergencies/diseases/novel-coronavirus-2019

Why Look to Ampligen for Help?

Following the SARS-CoV-1 outbreak in 2002-03, Ampligen exhibited excellent antiviral properties and protective survival effect in NIH-contracted studies of SARS-infected mice, which is almost identical to SARS-CoV-2.

- The Barnard 2006 study (https://journals.sagepub.com/doi/abs/10.1177/095632020601700505) found that Ampligen reduced virus lung levels to below detectable limits.
- The Day 2009 study (https://www.ncbi.nlm.nih.gov/pmc/articles/PMC2787736/) found that, instead of 100% mortality, there was 100% protective survival.

Knowing this, AIM compared key transcription regulatory sequences of SARS-CoV-1 to SARS-CoV-2 and found significant and compelling similarities, suggesting highly probable extension of the antiviral effects of Ampligen in the earlier NIH-contracted SARS experiments to COVID-19.

The SARS-CoV-2 virus – which causes COVID-19 – shares important genomic and pathogenic similarities with SARS-CoV-1 (hence its name). Since Ampligen has shown antiviral activity against more distantly related coronaviruses, there is a reasonable probability that the antiviral effects of Ampligen against SARS-CoV-1 will likely extend to SARS-CoV-2.

This creates a compelling case for emergency clinical trials to evaluate Ampligen as a potential tool in the fight against COVID-19.

Ampligen has Potential as…

*…a **Prophylaxis** for first responders and other medical professionals to essentially armor themselves against the virus before treating new and potential patients*

*…an **Early-onset Therapeutic** for people who have been exposed to the coronavirus so that they can stop the disease before serious symptoms develop, causing long-term damage and death*

The public health role of Ampligen as a protective therapeutic in hospitals and hospital-like settings is significant. It is here that a prophylactic/early-onset therapeutic can potentially make a huge difference in blunting the spread of the disease and protecting health care workers, first responders and people known to have been exposed to infection, especially those at high risk, such as cancer patients, the elderly, and people with other pre-existing conditions.

Progress in Initiating Clinical Trials to Study Ampligen's Activity as a Potential Prophylactic and Early-Onset Therapeutic Against SARS-CoV-2

- Protocols are being developed to study Ampligen for several COVID-19 indications (prophylaxis and early-onset).
- The protocol designs of two trials are under review at the U.S. Food and Drug Administration.
- In addition to seeking U.S. trials, AIM is also considering studies in China, Japan, Argentina and The Netherlands.
- Trial participants would include people at higher risk of COVID-19 or of complications from COVID-19, such as health care workers, patients with cancer, and the elderly.

AIM's Ongoing COVID-19 Efforts

- In January, when AIM learned of the new coronavirus epidemic, the company immediately began analyzing numerous research projects and previous tests related to Ampligen and the SARS-CoV-1 epidemic. Subsequently, AIM filed provisional patent applications for Ampligen as a prophylaxis and as an early onset therapeutic for COVID-19 to secure the company's intellectual property before seeking domestic and international research partners.
- AIM engaged ChinaGoAbroad (CGA) to facilitate pre-clinical and clinical trials of Ampligen in the People's Republic of China (PRC).
- Japan's National Institute of Infectious Diseases (NIID) is currently experimenting with Ampligen as a potential treatment for COVID-19. The pre-clinical testing and research is being conducted by laboratories at the NIID.
- AIM and Shenzhen Smoore Technology agreed to commence research utilizing an innovative Smoore inhalation delivery device and Ampligen as a potential, easy-to-use treatment approach for the SARS-CoV-2 pandemic.

Ampligen is a Broad-Spectrum Antiviral

- Ampligen has demonstrated antiviral activity against a broad spectrum of viruses, including Herpes viruses, Alphaviruses, Coronaviruses and Filoviruses.
- Ampligen has shown a survival benefit in Alphaviruses, Coronaviruses, Filoviruses and Paramyxoviruses in animal models.
- In mouse models, Ampligen has demonstrated complete protection (100% survival) against SARS-CoV-1, Ebola virus, Western Equine Encephalitis virus and Herpes Simplex virus.
- The broad-spectrum antiviral activity in laboratory and animal studies of Ampligen, and its human safety profile (see slide 13) warrants regulatory consideration of its potential global first use in connection with any emerging highly pathogenic viral pathogen

(For more, see: "Ampligen as an Antiviral," slides 46-50, at https://aimimmuno.com/events-presentations/)

Potential Advantages of Intranasal Use of Ampligen as a Vaccine Enhancer

- Studies in mice and humans suggest that intranasal immunizations with Ampligen combined with trivalent seasonal influenza vaccine induce mucosal IgA and serum IgG antibodies, which could potentially protect humans from heterologous viruses including highly pathogenic influenza viruses which have pandemic potential, such as H7N9 and H5N1.
- These results also suggest a wider use for this approach with extension to other viruses with pandemic potential, such as coronaviruses like SARS-CoV-2, the cause of COVID-19.
- The intranasal administration of the vaccine and Ampligen was well-tolerated in human volunteers.

Ampligen and Immuno-Oncology

Multiple Ampligen clinical trials are underway or preparing to be underway at university cancer centers testing whether tumor microenvironments can be reprogrammed to increase the effectiveness of cancer immunotherapy, including checkpoint inhibitors:

- **Advanced Recurrent Ovarian Cancer** - Phase 1 / 2 study of intraperitoneal chemo-immunotherapy in recurrent ovarian cancer at University of Pittsburgh Medical Center. Dr. R. Edwards, PI. Phase 1 portion established intraperitoneal safety of Ampligen plus Intron A. Dr. Robert Edwards, world renowned expert in ovarian cancer is the lead investigator. An interim report from Dr. Edwards' team was received and a summary of same was disclosed. See: https://clinicaltrials.gov/ct2/show/NCT02432378
- **Stage 4 Colorectal Cancer Metastatic to the Liver** - Phase 2a study of Ampligen as component of chemokine modulatory regimen on colorectal cancer metastatic to liver at Roswell Park. Dr. S. Mukherjee, PI. Patient enrollment has been initiated in this study designed for 12 patients.
  See: https://clinicaltrials.gov/ct2/show/NCT03403634
- **Stage 4 Metastatic Triple Negative Breast Cancer** – Phase 2 open label study of metastatic triple-negative breast cancer using chemokine modulation therapy, including Ampligen and pembrolizumab, at Roswell Park. Dr. S. Gandhi, PI. Patient enrollment has been initiated in this study designed for 6 patients.
  See: https://www.clinicaltrials.gov/ct2/show/NCT03599453
- **Advanced Recurrent Ovarian Cancer –** This is a Phase 2 trial being conducted in advanced recurrent ovarian cancer at the University of Pittsburgh Medical Center that will evaluate Ampligen in combination with pembrolizumab. Patient enrollment has been initiated in this study designed for 45 subjects. Dr. Robert Edwards, world renowned expert in ovarian cancer is the lead investigator.
  See: https://clinicaltrials.gov/ct2/show/NCT03734692

Ampligen and Immuno-Oncology

Multiple Ampligen clinical trials are underway or preparing to be underway at university cancer centers testing whether tumor microenvironments can be reprogrammed to increase the effectiveness of cancer immunotherapy, including checkpoint inhibitors:

- **Early-Stage Prostate Cancer** — Phase 2 study investigating the effectiveness and safety of aspirin and Ampligen with or without interferon-alpha 2b (Intron A) compared to no drug treatments in a randomized three-arm study of patients with prostate cancer before undergoing radical prostatectomy at Roswell Park. Dr. G. Chatta, PI. Patient enrollment has been initiated in this study designed for up to 60 patients.
See: https://clinicaltrials.gov/ct2/show/NCT03899987.
- **Early-Stage Triple Negative Breast Cancer** — Phase 1 study of chemokine modulation plus neoadjuvant chemotherapy in patients with early-stage triple negative breast cancer has received FDA authorization at Roswell Park. The objective of this study is to evaluate the safety and tolerability of a combination of Ampligen, celecoxib with or without Intron A, when given along with chemotherapy. The goal of this approach is to increase survival. This study is recruiting patients designed for up to 24 patients. Dr. S. Gandhi, PI.
See: https://www.clinicaltrials.gov/ct2/show/NCT04081389.
- **Stage 4 Refractory Metastatic Colorectal Carcinoma** — Phase 2 study that will evaluate Ampligen in combination with pembrolizumab in refractory metastatic colorectal carcinoma at Roswell Park. Dr. C. Fountzilas, PI. Up to 25 patients to be enrolled. This is expected to be funded by grants, testing Ampligen and pembrolizumab. Not yet recruiting. See:
https://www.clinicaltrials.gov/ct2/results?cond=&term=NCT04119830&cntry=&state=&city=&dist.=
- **Refractory Melanoma** — Phase 2 study that will evaluate polarized dendritic cell vaccine, interferon alpha-2b, Ampligen and celecoxib for the treatment of HLA-A2+ refractory melanoma at Roswell Park. Dr. I. Puzanov, PI. Up to 24 patients to be enrolled. Not yet recruiting. See:
https://www.clinicaltrials.gov/ct2/results?cond=&term=NCT04093323&cntry=&state=&city=&dist=.

Ampligen and Immuno-Oncology

Additional Ampligen clinical trials are planned for initiation in 2020, subject to funding:

- **Stage 4 Urothelial, Melanoma and Renal Cell Carcinoma** — Phase 2 study of advanced urothelial (bladder), melanoma and renal cell carcinoma, resistant to checkpoint blockade, that will evaluate Ampligen in combination with a checkpoint blockade therapy at Roswell Park. Protocol design and funding currently being finalized.
- **Non-Small Cell Lung Cancer** — First-line therapy for non-small cell lung cancer with SOC chemotherapy that will evaluate Ampligen in combination with pembrolizumab at University of Nebraska Medical Center. Dr. V. Ernani, PI. Study design and budget being developed. However, we now anticipate an extended delay, as other studies with funding have moved ahead of the Ampligen project. Roswell Park is exploring a pilot study to establish proof of concept.
- **Advanced Pancreatic Cancer** — Phase 2 study in advanced pancreatic cancer using checkpoint blockade plus Ampligen at University of Nebraska Medical Center. Dr. K. Klute, PI. Protocol and budget being developed. This proposed study will be driven by the data from our Dutch EAP and UNMC animal experiments showing synergy between Ampligen and checkpoint therapy. In addition, we are seeking to confirm the initial round of successful animal experiments with a second round of experiments at UNMC.

Well-funded Interest in the Potential of Ampligen in Immuno-oncology

- The National Cancer Institute recently issued an award of $14.54 million to Roswell Park Comprehensive Cancer Center to test chemokine modulation incorporating Ampligen as an immuno-modulator as part of a strategy to turn 'cold' tumors into 'hot' tumors. The multi-center team will be led by Pawel Kalinski, MD, PhD of Roswell Park, in collaboration with partners at University of Pittsburgh Medical Center (UPMC) and The Tisch Cancer Institute at Mount Sinai. Kalinski plans five Phase II or Phase IIA clinical trials to assess the efficacy of combining the chemokine-modulating effects of Ampligen with common checkpoint blockade inhibitors that are used to treat different cancer types. The planned clinical trials include two studies in patients with metastatic colorectal cancer, two in advanced ovarian cancer and one in patients with checkpoint-resistant advanced melanoma. Three of the five studies will be conducted at Roswell Park, with the two ovarian cancer studies to be led at UPMC's Hillman Cancer Center, with participation from Roswell Park.
- Roswell Park and Moffitt Cancer Center received approximately $15 million in U.S. Department of Defense "Breakthrough Awards" for separate-but-parallel Phase 2 clinical trials to assess the effectiveness of a three-pronged strategy combining distinct immunotherapy approaches – among them Ampligen.

Ampligen has an Excellent Safety Profile

- Well-developed safety profile based on more than 100,000 IV doses administered to humans.
- Authorized in the U.S. by the FDA for use in numerous ongoing clinical trials.
- Approved in Argentina for severe CFS.
- Generally well tolerated in a number of FDA-authorized clinical trials for CFS, solid tumors and when intranasally administered with influenza vaccine.
- Authorized by FDA for a CFS 'compassionate care' program at two clinics in the U.S.
- Cleared Phase 1 testing for intranasal inhalation/instillation therapy.

Capitalization as of 3/31/20

	# of Shares	Common Equivalent	% of Fully Diluted
Outstanding shares of common stock beneficially owned by Officers and Directors	384,672	384,672	1.4%
Common Shares Outstanding (including Officers and Directors)	27,626,077	27,626,077	97.1%
Series B Convertible Preferred (converts 5,000:1)	17	87,386	0.3%
Warrants	296,454	296,454	1.1%
Stock Options	43,472	43,472	0.2%
Total		28,053,389	100.0%

Estimated Cash and Marketable Securities as of 3/31/20: $31.1 million.

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